Exhibit 23.8

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com
FIRM / AFFILIATE OFFICES
Austin	Milan
Beijing	Munich
Boston	New York
Brussels	Orange County
Century City	Paris
Chicago	Riyadh
Dubai	San Diego
Düsseldorf	San Francisco
Frankfurt	Seoul
Hamburg	Shanghai
Hong Kong	Silicon Valley
Houston	Singapore
London	Tel Aviv
Los Angeles	Tokyo
Madrid	Washington, D.C.

February 24, 2023

JPMorgan Chase & Co.

383 Madison Avenue

New York, New York 10179

JPMorgan Chase Financial Company LLC

383 Madison Avenue, Floor 5

New York, New York, 10179

Ladies and Gentlemen:

JPMorgan Chase & Co., a Delaware corporation (the “Company”), and JPMorgan Chase Financial Company LLC, a Delaware limited liability company ( “JPMCFC”), are filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, (i) JPMCFC’s Global Medium Term Notes, Series A (the “Notes”), which will be fully and unconditionally guaranteed by the Company, to be issued from time to time pursuant to the Indenture dated as of February 19, 2016 among JPMCFC, the Company and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”) and (ii) guarantees of the Notes by the Company (the “Guarantees”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Company and JPMCFC, or any opinion of ours delivered in that capacity, in a pricing supplement relating to the offer and sale of any particular Notes and any related Guarantees prepared and filed by the Company and/or JPMCFC with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Latham & Watkins LLP

Latham & Watkins LLP